Exhibit 99.2

FOR IMMEDIATE RELEASE January 3, 2011

Contact Information Below

CoreLogic Announces Closure of Experian Joint Venture Buyout

SANTA ANA, Calif., Jan. 3, 2011––CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, announced today the completion of its purchase of Experian Information Solutions, Inc.’s 20-percent ownership interest in CoreLogic Real Estate Solutions, LLC (formerly First American Real Estate Solutions, LLC). Initiated in April, the transaction closed as scheduled for the purchase price of $313.8 million.

About CoreLogic

CoreLogic is a leading provider of consumer, financial and property information, analytics and services to business and government. The company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. Formerly, the information solutions group of The First American Corporation, CoreLogic began trading under the ticker CLGX on the NYSE on June 2, 2010. The company, headquartered in Santa Ana, Calif., has more than 10,000 employees globally with 2009 revenues of $2 billion. For more information visit www.corelogic.com.

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FOR IMMEDIATE RELEASE January 3, 2011

CoreLogic is a registered trademark of CoreLogic.

Media Contact:	Investor Contact:
Alyson Austin	Dan Smith
Corporate Communications	Investor Relations
714-250-6180	703-610-5410
newsmedia@corelogic.com	investor@corelogic.com

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